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                                                                      EXHIBIT 8

                            November 22, 1995

Community Bankshares, Inc.
43 North Main Street
Concord, New Hampshire 03301

The Stockholders of
Centerpoint Bank
141 South River Road
Bedford, New Hampshire 03110-6740

Re: Federal Income Taxation of Proposed Merger
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Ladies and Gentlemen:

  We have acted as counsel to Community Bankshares, Inc., a New Hampshire corporation ("Community"), in connection with the proposed merger (the "Merger") of Community Interim Trust Company, a New Hampshire-chartered trust company ("Interim Bank") and wholly-owned subsidiary of Community, with and into Centerpoint Bank, a New Hampshire-chartered trust company ("Centerpoint"), in accordance with the Agreement and Plan of Merger dated as of August 29, 1995, between Community and Centerpoint (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

  We have examined the law and such papers as deemed necessary to render these opinions, including the Merger Agreement, the joint Proxy Statement of Community and Centerpoint and the Prospectus of Community filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 (the "Proxy Statement/Prospectus"), the Stock Option Agreement, the Affiliate Agreement, and the Voting Agreement. As to questions of fact material to our opinion, we have relied upon representations of Community, Centerpoint and certain Centerpoint stockholders contained in letters of even date addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation.

  The Merger will be consummated pursuant to the Merger Agreement. Under the Merger Agreement, each share of Centerpoint common stock, par value $1.00 per share ("Centerpoint Common Stock") (other than Dissenting Shares, if any, and other than Centerpoint Common Stock then owned by Centerpoint, any Centerpoint subsidiary, Community, or any Community subsidiary (in each case other than in a fiduciary capacity or as a result of debts previously contracted)) will be converted into shares of Community common stock, par value $1.00 per share ("Community Common Stock"). As a result of the Merger, Centerpoint, as the surviving bank, will become a wholly-owned subsidiary of Community.

  In our examination we have assumed that (i) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraph has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents, and Interim Bank will be so duly organized, validly existing, duly qualified and in good standing; (ii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby, and Interim Bank will have such full power, authority, capacity and legal right; (iii) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (iv) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (v) the business and affairs of each of the entities that is a party to any of the Documents and of

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Interim Bank will be conducted in accordance with the Documents and all relevant laws; (vi) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which these opinions are based; and (vii) the business reasons for the Merger, as set forth in the Proxy Statement/Prospectus, will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Merger.

  We express no opinion as to the federal income tax consequences other than those described below, if any, to Community, Interim Bank, Centerpoint and their respective stockholders with respect to the Merger or as to any state, local or foreign income or other tax consequences, with respect to the Merger.

  Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that for federal income tax purposes:

    1. The Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the
  "Code").

    2. Each of Centerpoint, Community, and Interim Bank will be a "party to the reorganization" within the meaning of section 368(b) of the Code.

    3. No gain or loss will be recognized by Centerpoint, Community, or Interim Bank as a result of the Merger.

    4. Except to the extent of cash received in lieu of fractional shares, as described below, no gain or loss will be recognized by the stockholders of Centerpoint upon the receipt in the Merger of shares of Community Common Stock in exchange for their shares of Centerpoint Common Stock.

    5. Cash received in lieu of a fractional share of Community Common Stock will be treated as if the fractional share had been distributed in exchange for shares of Centerpoint Common Stock and then the fractional share had been redeemed by Community. The cash will be treated as a distribution in full payment in exchange for the fractional share interest, provided the redemption is not essentially equivalent to a dividend, and will accordingly result in the recognition of gain, if any, measured by the difference between the portion of the basis of the shares of Centerpoint Common Stock allocable to such fractional share and the cash received in full payment therefor. If such shares of Centerpoint Common Stock are capital assets in the hands of the Centerpoint stockholder, then such gain will be capital gain.

    6. The aggregate basis of the Community Common Stock received by a Centerpoint stockholder in the Merger will be the same as the aggregate basis of the Centerpoint Common Stock surrendered in exchange therefor.

    7. The bases of the assets of Centerpoint in the hands of the surviving bank will be the same as the bases of such assets in the hands of Centerpoint immediately prior to the Merger.

    8. The holding period for each share of Community Common Stock received by a Centerpoint stockholder in exchange for Centerpoint Common Stock will include the period for which such stockholder held such Centerpoint Common Stock, so long as the stockholder's Centerpoint Common Stock is held as a capital asset at the Effective Time.

    9. The holding period of the assets of Centerpoint in the hands of the surviving bank will include the period during which such assets were held by Centerpoint prior to the Merger.

    10. A Centerpoint stockholder who does not vote in favor of the Merger, who exercises dissenters' rights as to all such holder's shares of Centerpoint Common Stock and who is not deemed to be an owner of any shares of Centerpoint Common Stock held by others will recognize gain or loss measured by the difference between the basis of such stockholder's dissenting shares and the cash received in exchange therefor. Such gain or loss will be capital gain or loss, provided that the holder's dissenting shares are held as a capital asset at the Effective Time.

  While the accuracy of each representation set forth in the Letters of Representation is essential to these opinions, we call your particular attention to the fact that dispositions of Community Common Stock received

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by Centerpoint stockholders in the Merger may cause the Merger to become retroactively taxable to each Centerpoint stockholder, even those who do not make such dispositions. In particular, Centerpoint stockholders must not, pursuant to a plan or intent existing prior to the Effective Time, dispose of an amount of Community Common Stock to be received in the Merger (including, under certain circumstances, pre-merger dispositions of Centerpoint Common Stock) such that the Centerpoint stockholders do not retain a meaningful continuing equity ownership in Community. Generally, so long as the Centerpoint stockholders have no plan or intention to dispose of Community Common Stock to be received in the Merger that would result in their retention, in the aggregate, of a continuing interest through stock ownership in Community that is equal in value, as of the Effective Time to less than fifty percent of the value of all of the formerly outstanding Centerpoint Common Stock as of the same date, this requirement will be satisfied. If this requirement is not satisfied, each Centerpoint stockholder would recognize gain or loss with respect to each share of Centerpoint Common Stock surrendered equal to the difference between (i) the stockholder's basis in the share and (ii) the fair market value of the Community Common Stock received in exchange therefor. In such event, the stockholder's aggregate basis in the shares of Community Common Stock received in the exchange would equal the fair market value of such shares, and the stockholder's holding period for such Community Common Stock would not include the period during which the stockholder held the Centerpoint Common Stock exchanged therefor.

  We are furnishing this letter to you solely in connection with the Merger. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

                                          Very truly yours,

                                          Foley, Hoag & Eliot

                                          By: /s/ Richard M. Schaul-Yoder
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                                                     A Partner

Attachments

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